Exhibit 99.1

ENDRA Life Sciences Announces Separation of Units Sold in IPO

Common Stock and Warrants to Trade Separately on The NASDAQ Capital Market Beginning June 28, 2017

ANN ARBOR, Michigan - June 22, 2017 - ENDRA Life Sciences Inc. (“ENDRA”) (NASDAQ: NDRAU), a developer of enhanced ultrasound technologies, has announced that the 1,932,000 units issued in its underwritten initial public offering will separate in accordance with their terms on June 28, 2017. Each unit consists of one share of common stock, par value $0.0001 per share, and a five-year warrant to purchase one share of common stock at an initial exercise price of $6.25 per share.

At the commencement of trading on June 28, 2017, the common stock and warrants will trade separately on The NASDAQ Capital Market under the symbols “NDRA” and “NDRAW,” respectively. The units, which are currently trading under the symbol "NDRAU," will no longer be listed on The NASDAQ Capital Market following the separation.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ENDRA Life Sciences Inc.
ENDRA Life Sciences Inc. (“ENDRA”) (NASDAQ: NDRAU) is a developer of enhanced ultrasound technologies. ENDRA’s Photo-Acoustic Nexus-128 system is currently used by leading global medical researchers to screen and modify disease models with high image quality and volume scanning speed. ENDRA's next generation Thermo-Acoustic Enhanced UltraSound (“TAEUS”) will enable clinicians to visualize human tissue composition, function and temperature in ways previously possible only on CT & MRI -- at a fraction of the cost, and at the point-of-care. ENDRA's first TAEUS application will focus on the quantification of fat in the liver, for early detection and monitoring of Non-Alcoholic Fatty Liver Disease, which affects over 1 billion people globally. ENDRA’s goal is to bring new capabilities to ultrasound -- thereby broadening access to better healthcare. For more information, please visit www.endrainc.com.

Forward-Looking Statements
All statements in this release that are not based on historical fact are "forward-looking statements." While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our recently filed Quarterly Report on Form 10-Q, which can be found on the SEC's website at www.sec.gov. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Company Contact:
David Wells
Chief Financial Officer
(734) 997-0464
investors@endrainc.com
www.endrainc.com

Media & Investor Relations Contact:
MZ North America
Chris Tyson
Managing Director
(949) 491-8235
NDRA@mzgroup.us
www.mzgroup.us